Exhibit 10.6

October 16, 2025

To: Elad Mark

Notification of Changes with the Employment Terms

Dear Elad,

Further to our conversation, we wish to put in writing the following change in your employment terms with Scinai Immunotherapeutics Ltd. registry number 513436105, a company having its principal place of business at Jerusalem BioPark, 2nd Floor, Hadassah Ein Kerem Campus, Jerusalem, Israel (the “Company”):

1.	This Notice shall be effective as of October 1st, 2025 (the “Effective Date”), unless specifically stated otherwise.

2.	As of the Effective Date, your Monthly Salary as defined in your employment agreement as amended (the “Employment Agreement”) shall be increased to the gross amount of NIS 55,000 (the “New Monthly Salary”), comprised of Base Salary at the gross amount of NIS 44,000 and Global Overtime Pay at the gross amount of NIS 11,000.

3.	Except as specifically modified in the abovementioned Sections in this notice, all other terms and conditions of the Employment Agreement (including its Exhibits) as amended shall remain unchanged.

4.	This notice shall constitute an unseparated part of the Employment Agreement.

5.	This notification also constitutes as a notice to the employee of changes with the employment terms pursuant to the Notice to Employee Law (Terms of Employment), 5762-2002.

IN WITNESS WHEREOF, MADE AND ENTERED INTO THIS 26 DAY OF OCTOBER 2025.

Scinai Immunotherapeutics Ltd.		Elad Mark

By:	/s/ Amir Reichman	By:	/s/ Elad Mark
Name:	Amir Reichman
Title:	CEO